FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Municipal Trust

Series Number	11
Fund	Fidelity Short-Intermediate Municipal Income Fund
Trade Date	11/17/2009
Settle Date	12/01/2009
Security Name	NYS UDC (NYS PIT) 5% 12/15/15
CUSIP	650035SK5
Price	113.39
Transaction Value	$7,370,415
Security Name	NYS UDC (NYS PIT) 5% 12/15/16
CUSIP	650035SN9
Price	113.62
Transaction Value	$19,315,910
Aggregate Offering Value	$775,765,000
% of Offering	3.03%
Underwriter Purchased From	Goldman, Sachs & Co.
Underwriting Members: (1)	Goldman, Sachs & Co.
Underwriting Members: (2)	Barclays Capital
Underwriting Members: (3)	J.P. Morgan Securities Inc.
Underwriting Members: (4)	Ramirez & Co., Inc.
Underwriting Members: (5)	Rice Financial Products Company
Underwriting Members: (6)	Citigroup Global Markets Inc.
Underwriting Members: (7)	Loop Capital Markets, LLC
Underwriting Members: (8)	Merrill Lynch & Co.
Underwriting Members: (9)	Morgan Stanley & Co. Incorporated
Underwriting Members: (10)	Siebert Brandford Shank & Co., LLC
Underwriting Members: (11)	Wachovia Bank, National Association
Underwriting Members: (12)	M.R. Beal & Company
Underwriting Members: (13)	BB&T Capital Markets
Underwriting Members: (14)	Cabrera Capital Markets, LLC
Underwriting Members: (15)	Fidelity Capital Markets Services
Underwriting Members: (16)	Jackson Securities, LLC
Underwriting Members: (17)	Janney Montgomery Scott
Underwriting Members: (18)	Jefferies & Company
Underwriting Members: (19)	Lebenthal & Co.
Underwriting Members: (20)	Mesirow Financial, Inc.
Underwriting Members: (21)	Morgan Keegan & Company, Inc.
Underwriting Members: (22)	Piper Jaffray & Co.
Underwriting Members: (23)	Raymond James
Underwriting Members: (24)	RBC Capital Markets
Underwriting Members: (25)	Roosevelt & Cross, Incorporated
Underwriting Members: (26)	Sterne, Agee & Leach, Inc.
Underwriting Members: (27)	Stifel, Nicolaus & Company, Incorporated
Underwriting Members: (28)	Stone & Youngberg